EXHIBIT 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Lowell Farms Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

	Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fee Previously Paid	Equity	Subordinate Voting Shares, Par value $0.0001 per share	Rule 457(c)	7,997,520	$1.25	$9,996,900	$109.10 per million dollars	$1,090.66
Total Offering Amounts						$9,996,900		$1,090.66
Total Fee Offsets								-
Net Fee Due								$0.0

(1) In the event of a stock split, reverse stock split, stock dividend or similar transaction involving our Subordinate Voting Shares, the number of shares registered shall automatically be adjusted to cover the additional shares of Subordinate Voting Shares issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2) Represents Subordinate Voting Shares registered for resale by the Selling Securityholder named in this prospectus.

(3) Estimated in accordance with Rule 457(c) and (h) under the Securities Act, solely for the purpose of calculating the registration fee on the basis of an assumed price of $1.25 per share, which is the average of the high (C$1.60) and low (C$1.55) prices of the registrant’s Subordinate Voting Shares in Canadian dollars (“C$”) as reported on the Canadian Securities Exchange (“CSE”) on August 24, 2021, which date was within five business days prior to filing the original registration statement on August 30, 2021, and as converted from Canadian dollars to United States dollars based on the foreign exchange rate (1.2608) as published by the Bank of Canada on August 24, 2021.